Exhibit 10.27
PHILLIPS 66
KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

The Phillips 66 Key Employee Change in Control Severance Plan (the "Plan") is hereby amended and restated effective as of July 11, 2012.

The Company adopted the Plan for the benefit of certain employees of the Company and its Subsidiaries. All capitalized terms used herein are defined in Section 1 hereof. This Plan is intended to be a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended and shall be interpreted in a manner consistent with such intention.

SECTION 1.	DEFINITIONS. As hereinafter used:

1.1    "Affiliate" has the meaning ascribed to such term in Rule 12b‑2 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date.

1.2    "Associate" means, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization, or other entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

1.3    "Beneficial Owner" means, with reference to any securities, any Person if:

(a)    such Person or any of such Person’s Affiliates and Associates, directly or indirectly, is the "beneficial owner" of (as determined pursuant to Rule 13d‑3 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date) such securities or otherwise has the right to vote or dispose of such securities, including pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subsection (a) as a result of an agreement, arrangement, or understanding to vote such security if such agreement, arrangement, or understanding: (i) arises solely from a revocable proxy or consent given in response to a public (i.e., not including a solicitation exempted by Rule 14a-2(b)(2) of the General Rules and Regulations under the Exchange Act) proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (ii) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

(b)    such Person or any of such Person’s Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to "beneficially own," (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

(c)    such Person or any of such Person’s Affiliates or Associates (i) has any agreement, arrangement, or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition), or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d‑5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to "beneficially own," any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, "voting" a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a stockholder list, to call a stockholder meeting or to inspect corporate books and records), or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

The terms "beneficially own" and "beneficially owning" have meanings that are correlative to this definition of the term "Beneficial Owner."

1.4    "Board" means the Board of Directors of the Company.

1.5    "Cause" means (i) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee's duties with the Employer (other than any such failure resulting from the Eligible Employee's incapacity due to physical or mental illness), or (ii) the willful engaging, not in good faith, by the Eligible Employee in conduct which is demonstrably injurious to the Company or any of its Subsidiaries, monetarily or otherwise.

1.6     "Change in Control" means any of the following occurring after the Effective Date:

(a)    any Person (other than an Exempt Person) shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 20% or more of the shares of Common Stock or 20% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this definition are satisfied;

(b)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened Election Contest that is subject to the provisions of Rule 14a‑11 of the General Rules and Regulations under the Exchange Act;

(c)    the Company shall consummate a reorganization, merger, or consolidation, in each case, unless, following such reorganization, merger, or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, or consolidation, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the initial agreement or initial action by the Board providing for such reorganization, merger, or consolidation; or

(d)    (i) the shareholders of the Company shall approve a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii)(A), (B), and (C) of this subsection (d) are satisfied, or (ii) the Company shall consummate the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the Voting Stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding Voting Stock of such corporation, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

1.7     "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.8    "Common Stock" means the common stock, par value $.01 per share, of the Company.

1.9    "Company" means Phillips 66 or any successors thereto.

1.10    "Controlled Group" shall mean Phillips 66 and its Subsidiaries.

1.11    "Credited Compensation" of a Severed Employee means the aggregate of the Severed Employee's annual base salary plus his or her annual incentive compensation, each as further described below. For purposes of this definition, (a) annual base salary shall be determined immediately prior to the Severance Date (without regard to any reductions therein which constitute Good Reason) and (b) annual incentive compensation shall be deemed to equal the higher of (i) the Severed Employee’s most recently established target (determined at one hundred percent of target) for annual incentive compensation for such employee prior to such employee’s Severance Date or (ii) the average of the most recent two annual incentive compensation payments to such Severed Employee pursuant to the Variable Cash Incentive Program or its successor program maintained by the Employer made before his or her Severance Date; provided, however, that for purposes of this clause (ii), (I) if such Severed Employee has been eligible to receive only one such annual incentive compensation payment for a period ending before his or her Severance Date, the amount of annual incentive compensation for purposes of determining Credited Compensation shall be equal to the amount of such single annual incentive compensation payment (if any), (II) if such Severed Employee has not been eligible for any such annual incentive compensation payment, the amount of annual incentive compensation for purposes of determining Credited Compensation shall be equal to his or her most recently established target (determined at one hundred percent of target) for annual incentive compensation for such employee prior to such employee’s Severance Date; and (III) if such Severed Employee transferred to the Controlled Group in connection with the Distribution, the most recent two annual incentive compensation payments to such Severed Employee pursuant to the ConocoPhillips Variable Cash Incentive Program, if any, will be treated as annual incentive compensation payments under the Variable Cash Incentive Program maintained by the Employer until replaced by annual incentive compensation payments made under the Variable Cash Incentive Program.

1.12    "Effective Date" means the date first stated above as the effective date of this Plan.

1.13    "Eligible Employee" means any employee that is a Tier 1 Employee or a Tier 2 Employee.

1.14    "Employer" means the Company or any of its Subsidiaries.

1.15    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.16    "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

1.17    "Exempt Person" means any of the Employers, any employee benefit plan of any of the Employers, and any Person organized, appointed, or established by any Employer for or pursuant to the terms of any such plan.

1.18    "Exempt Rights" means any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock), except upon the occurrence of a contingency, whether such rights exist as of the Effective Date, or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.

1.19    "Exempt Transaction" means an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by the Company, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.

1.20    "Good Reason" means the occurrence, on or after the date of a Change in Control, and without the Eligible Employee's written consent, of (i) the assignment to the Eligible Employee of duties in the aggregate that are inconsistent with the Eligible Employee's level of responsibility immediately prior to the date of the Change in Control or any diminution in the nature of the Eligible Employee's responsibilities from those in effect immediately prior to the date of the Change in Control; (ii) a reduction by the Employer in the Eligible Employee's annual base salary or any adverse change in the Eligible Employee's aggregate annual and long term incentive compensation opportunity from that in effect immediately prior to the Change in Control which change is not pursuant to a program applicable to all comparably situated executives of the Employer; or

(iii) the relocation of the Eligible Employee's principal place of employment to a location more than 50 miles from the Eligible Employee's principal place of employment immediately prior to the date of the Change in Control; provided, however, that this clause (iii) shall not be considered to be Good Reason if the Employer undertakes to pay all reasonable relocation expenses of the Eligible Employee in connection with such relocation, whether through a relocation plan, program, or policy of the Employer or otherwise.

1.21    "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

1.22    "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of an Eligible Employee, whether paid or payable pursuant to this Plan or otherwise, by any Employer or by a Person that is a party to the Change in Control.

1.23    "Person" means any individual, firm, corporation, partnership, association, trust, unincorporated organization, or other entity.

1.24    "Plan" means the Phillips 66 Key Employee Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.25    "Plan Administrator" means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board.

1.26    "Public Offering" means the initial sale of common equity securities of the Company pursuant to an effective registration statement (other than a registration on Form S‑4 or S‑8 or any successor or similar forms) filed under the Securities Act of 1933.

1.27    "Retirement Plans" means the Phillips 66 Retirement Plan and the Phillips 66 Key Employee Supplemental Retirement Plan.

1.28    "Safe Harbor Amount" means, with respect to an Eligible Employee, 2.99 times the Eligible Employee's "base amount," within the meaning of Section 280G(b)(3) of the Code.

1.29    "Separation from Service" means the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of death, disability, retirement, or otherwise. In determining

Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder.

1.30    "Severance" means the termination of an Eligible Employee's employment with the Employer on or within two years following the date of a Change in Control, (i) by the Employer other than for Cause, or (ii) by the Eligible Employee for Good Reason. An Eligible Employee will not be considered to have incurred a Severance if his employment is discontinued by reason of the Eligible Employee's death or a physical or mental condition causing such Eligible Employee's inability to substantially perform his duties with the Employer and entitling him or her to benefits under any long-term sick pay or disability income policy or program of the Employer. Furthermore, an Eligible Employee will not be considered to have incurred a Severance if employment with the Employer is discontinued after the Eligible Employee has been offered employment with another employer that has purchased a Subsidiary or division of the Company or all or substantially all of the assets of an a Subsidiary or division of the Company and the offer of employment from the other employer is at the same or greater salary and the same or greater target bonus as the Eligible Employee has at that time from the Employer. Notwithstanding anything herein to the contrary, Good Reason shall not be deemed to have occurred unless the Company shall have been given (1) written notice of the Eligible Employee's assertion that an event constituting Good Reason has occurred, which notice shall be given not less than 30 days prior to the Severance Date to which such notice relates, and (2) a reasonable opportunity to cure such occurrence during such 30‑day period. Furthermore, in order to be considered a Severance, the termination must also meet the requirements of a Separation from Service.

1.31    "Severance Date" means the date on which an Eligible Employee incurs a Severance.

1.32    "Severance Pay" means the payment determined pursuant to Section 2.1 hereof.

1.33    "Severed Employee" means an Eligible Employee who has incurred a Severance.

1.34    "Subsidiary" means any corporation or other entity that is treated as a single employer with Phillips 66 after the Distribution, under section 414(b) or (c) of the Code; provided, that in making this determination, in applying section 1563(a)(1), (2), and

(3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.

1.35    "Tier 1 Employee" means any employee of the Employer who is in salary grade 26 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule), at or subsequent to the time of the Change in Control.

1.36    "Tier 2 Employee" means any employee of the Employer, other than a Tier 1 Employee, who is in salary grade 23 or above (under the salary grade schedule of the Company on the Effective Date, with appropriate adjustment for any subsequent change in such salary grade schedule) at or subsequent to the time of the Change in Control.

1.37    "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

1.38    "Voting Stock" means, with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred).

SECTION 2. BENEFITS.

2.1     Subject to Section 2.9, each Severed Employee shall be entitled to receive Severance Pay equal to the sum of the amounts determined under Sections 2.1(a), (b), (c), and (d). Furthermore, for purposes of Employer compensation plans, programs, and arrangements, each Severed Employee shall be considered to have been laid off by the Employer.

(a)    The amount that is the Severed Employee's Credited Compensation, multiplied by (i) 3, in the case of a Tier 1 Employee or (ii) 2 in the case of a Tier 2 Employee.

(b)
The amount that is the present value, determined as of the Severed Employee's Severance Date, of the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of age and service under the Retirement Plans: (i) 3, in the case of a Tier 1 Employee or (ii) 2, in the case of a Tier 2 Employee; provided, however, that in calculating (b), if the Severed Employee is entitled under the Retirement Plans to any additional credited service due to the circumstances of the Severed Employee’s termination, then the amount of the present value of the increased benefits called for in the determination of (b) shall be reduced by the amount of the present value of the increased benefits under the Retirement Plans calculated after taking into account the circumstances of the Severed Employee’s termination, but not below zero. Present value shall be determined based on the assumptions utilized under the Phillips 66 Retirement Plan for purposes of determining contributions under Code Section 412 for the most recently completed plan year. With respect to a Severed Employee who was actively participating in a cash balance formula under the Retirement Plans, the Severance Pay amount determined under this subsection shall be equal to the increase in benefits under the Retirement Plans that would result if the Severed Employee was credited with the following number of additional years of pay credits and interest credits under the Retirement Plans as of the Severance Date: (i) 3, in the case of a Tier 1 Employee or (ii) 2, in the case of a Tier 2 Employee. The pay credits shall be calculated taking into account the additional years of age and service recognized under this subsection, and the interest credits shall be based on the applicable interest rate in effect on the Severance Date.

(c)	The amount that is equal to the sum of (i) and (ii), plus (iii), if applicable:

(i)
An amount equal to 36 times (in the case of a Tier 1 Employee) or 24 times (in the case of a Tier 2 Employee) the difference between the monthly COBRA participant contribution amount and the monthly active employee contribution amount, each as of the Severance Date, based on the active medical coverage for which the Severed Employee was enrolled as of the Severance Date; provided that if the Severed Employee was not enrolled as of the Severance Date, the amount shall be determined as if the Severed Employee had been enrolled in the high deductible health plan option coverage.

(ii)
An amount equal to 36 times (in the case of a Tier 1 Employee) or 24 times (in the case of a Tier 2 Employee) the difference between the monthly COBRA participant contribution amount and the active employee contribution amount, each as of the Severance Date, based on the active dental coverage for which the Severed Employee was enrolled on the Severance Date; provided that if the Severed Employee was not enrolled as of the Severance Date, the amount shall be determined using the Phillips 66 dental option coverage.

(iii)
If any persons qualified as eligible dependents of the Severed Employee under the applicable company-sponsored medical or dental coverage in which the Severed Employee was enrolled on the Severance Date, an amount equal to 36 times (in the case of a Tier 1 Employee) or 24 times (in the case of a Tier 2 Employee) the sum of the differences, for each such eligible dependent, between the monthly COBRA eligible dependent contribution amount and the monthly eligible dependent contribution amount for eligible dependents of active employees, each as of the Severance Date, for the medical and/or dental coverage in which the Severed Employee was enrolled on the Severance Date, as applicable; provided, that if the Severed Employee was not enrolled for medical or dental coverage, then the eligibility and amount for each dependent shall be determined as if the Severed Employee had been enrolled in the high deductible health plan option coverage or the Phillips 66 dental option coverage, as applicable, on the Severance Date.

(d)
The amount that is equal to 36 times (in the case of a Tier 1 Employee) or 24 times (in the case of a Tier 2 Employee) the difference between the total monthly cost and the monthly active employee contribution amount, each as of the Severance Date, for the company-sponsored life insurance coverage (including basic, executive basic, supplemental, and dependent) and personal accident insurance coverage for which the Severed Employee and any eligible dependents were enrolled on the Severance Date.

2.2    Severance Pay (as well as any amount payable pursuant to Section 2.6 hereof) shall be paid to an eligible Severed Employee in a cash lump sum on the first business day immediately following 10 days after the end of the period for executing and delivering the Severed Employee's release, as set forth in Section 2.9.

2.3    Severed employees may continue Executive Life directly through the vendor to be paid for by the Severed Employee. Nothing herein shall prevent a Severed

Employee or eligible dependents of a Severed Employee from electing to receive COBRA continuation coverage of health benefits subject to COBRA, in accordance with the applicable provisions of the law and the applicable plans. While as an active employee the Severed Employee may have been able to make employee contributions or pay premiums for certain coverage through a pre-tax salary reduction arrangement, however, no pre-tax salary reduction arrangement will continue after the Severed Employee's Severance Date. The cost of these benefits will not be adjusted to reflect that the Severed Employee's cost will no longer be pre-tax.

2.4    Upon Change in Control, each Eligible Employee shall immediately become fully vested in all outstanding equity awards and shall not thereafter be forfeitable for any reason (except that options shall expire and be cancelled ten years from the date of their grant). Any options granted to the Eligible Employee shall be exercisable at the times set forth in the applicable award documents. Each such option shall remain outstanding until ten years from the date of grant, notwithstanding any provision of the option grant or any plan under which the option may have been granted to the contrary. The date of distribution of any stock or other value from such awards shall be as set forth in the applicable terms and conditions of the award.

2.5
(a)    Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that the Parachute Value of all Payments, reduced by all U.S. federal, state and local taxes applicable thereto, including the Excise Tax, is less than the Safe Harbor Amount, then the amounts payable under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan to an Eligible Employee would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable to the Eligible Employee under the Plan shall be reduced pursuant to this Section 2.5(a).

(b)    All determinations required to be made under this Section 2.5 shall be made by a nationally recognized certified public accounting firm designated by the Plan Administrator (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and each Eligible Employee Eligible Employee within 15 business days of the receipt of notice from the Eligible Employee that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.

2.6    Each Severed Employee shall be entitled to receive the employee's full salary through the Severance Date and, subject to Section 2.9 but notwithstanding any provision of the Company's Variable Cash Incentive Program or similar annual bonus incentive plan to the contrary, shall be eligible for consideration for an award under such program or plan when awards are made with regard to the fiscal year under such program or plan in which the Severance Date occurred.

2.7    The Company will pay to each Eligible Employee all reasonable legal fees and expenses incurred by such Eligible Employee in pursuing any claim under the Plan, unless the applicable finder of fact determines that the Eligible Employee's claim was frivolous or not maintained in good faith.

2.8    The Company shall be entitled to withhold and/or to cause to be withheld from amounts to be paid to the Severed Employee hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold.

2.9    No Severed Employee shall be eligible to receive Severance Pay or other benefits under the Plan unless he or she first executes a written release substantially in the form attached as Exhibit A hereto (or, if the Severed Employee was not a United States employee, a similar release which is in accordance with the applicable laws in the relevant jurisdiction) and, to the extent such release is revocable by its terms, only if the Severed Employee does not revoke it. Such release must be executed and delivered to the Company within 30 days of the Employee’s Severance Date.

SECTION 3.    PLAN ADMINISTRATION.

3.1    The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend, and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2    Claims Procedures. Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(a)
In the case of a denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time;

provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below.

(b)
Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to a committee of individuals established by the Board (the "Claims Committee") for a full and fair review of the denied claim by filing a written notice of appeal with the Claims Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(c)	The Claims Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures.

(d)
A decision will be rendered no more than 60 days after the Claims Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Claims Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(e)
To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(f)
Except as provided in the preceding portion of this Section 3.2, all disputes under this Plan shall be settled exclusively by binding arbitration in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

3.3    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4    The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

SECTION 4. DURATION; AMENDMENT; AND TERMINATION.

4.1    This Plan shall be effective on the Effective Date. If a Change in Control has not occurred, this Plan shall continue in effect unless and until it is terminated as provided in Section 4.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Eligible Employees who become or may become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 2 have been made.

4.2
(a)    If a Change in Control has not occurred, this Plan may be amended from time to time during its term by the Company acting through its Board of Directors or, to the extent authorized by the Board of Directors, its officers, provided that any such amendment which shall in any manner reduce, diminish, or otherwise adversely affect any benefit which is or may at any time in the future become payable hereunder, or any such amendment which shall alter the definition of Change in Control shall be made effective not less than two years after the action of the Company authorizing such amendment, unless, and then only to the extent that such amendment is or becomes necessary in order to assure continued compliance by this Plan with any applicable state or federal law or regulation.

(b)
The Company may, by action of its Board of Directors, terminate this Plan, provided, however, that the effective date of such termination shall be not less than two years from the date of such Board action. Provided further that in the event a Change in Control shall occur prior to the effective date of termination, the provisions of Section 4.2(c) shall apply.

(c)
If a Change in Control shall occur while this Plan is in effect, no then-pending amendment or termination shall take effect, this Plan shall remain in full force and effect as at the Change in Control, and this Plan shall terminate automatically without further action on behalf of the Company immediately following the making of all payments to Eligible Employees under this Plan.

SECTION 5.	GENERAL PROVISIONS.

5.1    Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.2    If any Employer is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, to a Severed Employee, or if any Employer is obligated by law to provide advance notice of separation ("Notice Period") to a Severed Employee, then any Severance Pay hereunder to such Severed Employee shall be reduced by the amount of any such severance pay, termination indemnity, notice pay, or the like, as applicable, and by the amount of any compensation received during any Notice Period. This provision specifically includes any payments or obligations under the Phillips 66 Severance Pay Plan, or under the Phillips 66 Executive Severance Plan. Furthermore, if an Eligible Employee has willful and bad faith conduct demonstrably injurious to Company or its Subsidiaries, monetarily or otherwise, after receiving Severance Pay, the Company may offset an amount equal to such Severance Pay against any other amounts due from other plans or programs, unless otherwise required by law.

5.3    Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust, or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.5    This Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Employer.

5.6    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.7    The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer that may be applied by the Employer to the payment of benefits or other rights under this Plan.

5.8    Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first‑class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9    This Plan shall be construed and enforced according to the laws of the State of Delaware.

/s/ Chantal D. Veevaete
Chantal D. Veevaete

Exhibit A

WAIVER AND RELEASE OF CLAIMS

In consideration of, and subject to, the payments to be made to me by Phillips 66, a Delaware corporation (the "Company") or any of its subsidiaries, pursuant to the Phillips 66 Key Employee Change in Control Severance Plan (the "Plan"), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary or parent of the Company after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary or parent of the Company, and their respective past and present officers, directors, shareholders, employees, and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary or parent of the Company, or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, the Civil Rights Acts, Age Discrimination in Employment Act, Employee Retirement Income Security Act, Americans with Disabilities Act, or any other federal, state, or local legislation or common law relating to employment or discrimination in employment or otherwise.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs, and arrangements of the Company or any subsidiary or parent of the Company which are accrued but unpaid as of the date of my termination; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary or parent of the Company, and my rights under any director’s and officers’ liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims voluntarily, knowingly, of my own free will and without reservation or duress and that no promises or representations have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgement of my rights reserved under the second paragraph above.

Signature:_____________________________         Dated:______________